Exhibit 10.13

NON-QUALIFIED STOCK OPTION AGREEMENT

METABOLIX, INC.

Metabolix, Inc. (the “Company”) hereby grants to Joseph Shaulson (the “Optionee”), an option (this “Stock Option”) to purchase on or prior to December 19, 2023 (the “Expiration Date”) up to 1,150,000 shares (the “Option Shares”) of Common Stock, par value $0.01 per share, of the Company (the “Stock”), at an exercise price equal to $1.33 per share (subject to appropriate adjustment in the event of any stock split, stock dividend, combination or other similar recapitalization with respect to the Stock), subject to the terms and conditions set forth herein. This Stock Option is not intended to be an “incentive stock option” under Section 422 of the Internal Revenue Code of 1986, as amended.

1.                                      Defined Terms.  The following terms shall be defined as set forth below:

(a)                                 “Agreement Term” has the meaning ascribed to it in the Employment Agreement.

(b)                                 “Disability” has the meaning ascribed to it in the Employment Agreement.

(c)                                  “Cause” has the meaning ascribed to it in the Employment Agreement.

(d)                                 “Change of Control” has the meaning ascribed to it in the Employment Agreement.

(e)                                  “Committee” shall mean the compensation committee of the Board of Directors of the Company or a similar committee performing the functions of the compensation committee and which is comprised of not less than two non-employee directors who are independent.

(f)                                   “Employment Agreement” shall mean the Employment Agreement dated as of December 19, 2013 by and between the Company and the Optionee.

(g)                                  “Fair Market Value” of Stock on any given date means the fair market value of the Stock determined in good faith by the Committee; provided, however, that if the Stock is admitted to quotation on the National Association of Securities Dealers Automated Quotation System (“NASDAQ”), NASDAQ National System or a national securities exchange, the determination shall be made by reference to market quotations.  If there are no market quotations for such date, the determination shall be made by reference to the last date preceding such date for which there are market quotations.

(h)                                 “Good Reason” has the meaning ascribed to it in the Employment Agreement.

(i)                                     “Termination Date” has the meaning ascribed to it in the Employment Agreement.

2.                                      Exercisability Schedule.  No portion of this Stock Option may be exercised until such portion shall have become exercisable.  Except as set forth below, and subject to the discretion of the Committee to accelerate the exercisability schedule hereunder, this Stock Option shall vest and become exercisable with respect to the Option Shares as follows:  twenty-five percent (25%) of the Option Shares shall vest and become exercisable on January 2, 2016, twenty-five percent (25%) of the Option Shares shall vest and become exercisable on January 2, 2017, and the remaining fifty percent (50%) of the Option Shares shall vest and become exercisable on January 2, 2018, provided that, except as otherwise set forth in Section 4 below, the Optionee remains an employee of the Company on the respective vesting date.  In the event of a Change of Control, all outstanding unvested Option Shares shall immediately become fully vested and exercisable.  Once exercisable, this Stock Option shall continue to be exercisable at any time or times prior to the close of business on the Expiration Date, subject to the provisions hereof.

3.                                      Manner of Exercise.

(a)                                 The Optionee may exercise this Stock Option only in the following manner:  from time to time on or prior to the Expiration Date or earlier termination of this Stock Option as provided herein, the Optionee may give written notice to the Company of his or her election to purchase some or all of the Option Shares purchasable at the time of such notice.  This notice shall specify the number of Option Shares to be purchased.

Payment of the exercise price for the Option Shares may be made by one or more of the following methods:  (i) in cash, by certified or bank check or other instrument acceptable to the Committee; (ii) through the delivery (or attestation to the ownership) of shares of Stock that have been purchased by the Optionee on the open market or that are beneficially owned by the Optionee (including a portion of the Option Shares subject to the exercise) and are not then subject to any restrictions under any Company plan; (iii) at the discretion of the Committee, in accordance with a cashless exercise program established with a securities brokerage firm and approved by the Committee, provided that in the event the Optionee chooses to pay the option purchase price as so provided, the Optionee and the broker shall comply with such procedures and enter into such agreements of indemnity and other agreements as the Committee shall prescribe as a condition of such payment procedure; or (iv) a combination of (i), (ii) and (iii) above.  Payment instruments will be received subject to collection.

The transfer to the Optionee on the records of the Company or of the transfer agent of the Option Shares will be contingent upon the Company’s receipt of full payment for the Option Shares, as set forth above. In the event the Optionee chooses to pay the exercise price with beneficially-owned shares of Stock through the attestation method, the number of shares of Stock transferred to the Optionee upon such exercise of this Stock Option shall be net of the shares attested to.  In the event that the Company establishes, for itself or using the services of a third party, an automated system for the exercise of Stock Options, such as a system using an internet website or interactive voice response, then the paperless exercise of Stock Options may be permitted through the use of such an automated system.

(b)                                 The shares of Stock purchased upon exercise of this Stock Option shall be transferred to the Optionee on the records of the Company or of the transfer agent upon (i) compliance with the requirements hereof (including the satisfaction of any withholding taxes that the Company is obligated to withhold with respect to the Optionee) and (ii) receipt by the Company of the full exercise price for such shares of Stock.

(c)                                  The minimum number of shares with respect to which this Stock Option may be exercised at any one time shall be 100 shares, unless the number of shares with respect to which this Stock Option is being exercised is the total number of shares subject to exercise under this Stock Option at the time.

(d)                                 Notwithstanding any other provision hereof, no portion of this Stock Option shall be exercisable after the Expiration Date hereof.

4.                                      Termination of Employment.  If the Optionee’s employment with the Company is terminated, the period within which to exercise this Stock Option may be subject to earlier termination as set forth below.

(a)                                 Termination Due to Non-Renewal of Employment Agreement.  If the Company chooses not to renew the Employment Agreement and the Optionee’s employment terminates upon or promptly after the expiration of the Agreement Term due to such non-renewal, then regardless of such termination and regardless of any terms of this Stock Option to the contrary: (i) the vesting of all unvested Option Shares shall continue as scheduled and (ii) the exercise period for all Option Shares shall be extended to the later of the one-year anniversary of the expiration of the Agreement Term and the one-year anniversary of the applicable vesting date of the Option Shares (but in no event later than the Expiration Date); provided, however, that the Optionee executes a release of claims in accordance with the terms of the Employment Agreement and does not revoke such release of claims.

(b)                                 Termination Due to Death or Disability.  If the Optionee’s employment terminates by reason of the Optionee’s death or Disability, regardless of such termination and regardless of any terms of this Stock Option to the contrary, the (i) vesting of all unvested Options Shares shall continue as scheduled and (ii) the exercise period for the Option Shares shall be extended to the later of the one-year anniversary of the Termination Date or the one-year anniversary of the applicable vesting date (but in no event later than the Expiration Date.

(c)                                  Termination Without Cause or for Good Reason.  If the Optionee’s employment is terminated by the Company without Cause or by the Optionee for Good Reason, then regardless of such termination and regardless of any terms of this Stock Option to the contrary, (i) the vesting of all unvested Option Shares shall continue as scheduled and (ii) the exercise period for all Option Shares shall be extended to the later of the one-year anniversary of the expiration of the Agreement Term and the one-year anniversary of the applicable vesting date of the Option Shares (but in no event later than the Expiration Date); provided, however, that the Optionee executes a release of claims in accordance with the terms of the Employment Agreement and does not revoke such release of claims.

(d)                                 Termination for Cause.  If the Optionee’s employment terminates for Cause, any unvested portion of this Stock Option outstanding on such date shall terminate immediately and be of no further force and effect. Any vested portion of this Stock Option as of the date of termination may be exercised for a period of three months from the date of termination or until the Expiration Date, if earlier.

(e)                                  Other Termination.  If the Optionee’s employment terminates for any reason other than as set forth above, any portion of this Stock Option outstanding on such date may be exercised, to the extent exercisable on the date of termination, for a period of three months from the date of termination or until the Expiration Date, if earlier.  Any portion of this Stock Option that is not exercisable on the date of termination shall terminate immediately and be of no further force or effect.

5.                                      Powers of the Committee.  The Committee shall have the power and authority to (i) accelerate at any time the exercisability or vesting of all or any portion of this Stock Option and (ii)  extend at any time the period in which this Stock Option may be exercised, but not beyond the Expiration Date.

6.                                      Transferability.  This Agreement is personal to the Optionee, is non-assignable and is not transferable in any manner, by operation of law or otherwise, other than by will or the laws of descent and distribution.  This Stock Option is exercisable, during the Optionee’s lifetime, only by the Optionee, and thereafter, only by the Optionee’s legal representative or legatee.

7.                                      Tax Withholding.  The Optionee shall, not later than the date as of which the exercise of this Stock Option becomes a taxable event for Federal income tax purposes, pay to the Company or make arrangements satisfactory to the Committee for payment of any Federal, state, and local taxes required by law to be withheld on account of such taxable event.  The Optionee may elect to have the minimum required tax withholding obligation satisfied, in whole or in part, by (i) authorizing the Company to withhold from shares of Stock to be issued, or (ii) transferring to the Company, a number of shares of Stock with an aggregate Fair Market Value that would satisfy the minimum withholding amount due.  The Company and its Subsidiaries shall, to the extent permitted by law, have the right to deduct any such taxes from any payment of any kind otherwise due to the Optionee.

8.                                      Data Privacy Consent.  In order to administer this Stock Option and to implement or structure future equity grants, the Company, its subsidiaries and affiliates and certain agents thereof (together, the “Relevant Companies”) may process any and all personal or professional data, including but not limited to Social Security or other identification number, home address and telephone number, date of birth and other information that is necessary or desirable for the administration of this Stock Option (the “Relevant Information”).  By accepting this Stock Option, the Optionee (i) authorizes the Company to collect, process, register and transfer to the Relevant Companies all Relevant Information; (ii) waives any privacy rights the Optionee may have with respect to the Relevant Information; (iii) authorizes the Relevant Companies to store and transmit such information in electronic form; and (iv) authorizes the transfer of the Relevant Information to any jurisdiction in which the Relevant Companies consider appropriate.  The Optionee shall have access to, and the right to change, the Relevant Information.  Relevant Information will only be used in accordance with applicable law.

9.                                      Integration.  This Agreement and the Employment Agreement constitute the entire agreement between the parties with respect to this Stock Option and supersede all prior agreements and discussions between the parties concerning such subject matter. In the event of any inconsistency between this Agreement and the Employment Agreement, the terms of the Employment Agreement shall prevail.

10.                               No Obligation to Continue Employment.  Neither the Company nor any Subsidiary is obligated by or as a result of this Agreement to continue the Optionee in employment and this Agreement shall not interfere in any way with the right of the Company or any Subsidiary to terminate the employment of the Optionee at any time.

11.                               Notices.  Notices hereunder shall be mailed or delivered to the Company at its principal place of business and shall be mailed or delivered to the Optionee at the address on file with the Company or, in either case, at such other address as one party may subsequently furnish to the other party in writing.

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IN WITNESS WHEREOF, the parties hereto have executed this agreement effective as of December 19, 2013.

METABOLIX, INC.

By:	/s/ Joseph D. Hill
Name:	Joseph D. Hill
Title:	CFO

ACCEPTED AND APPROVED:

/s/ Joseph Shaulson
Joseph Shaulson